                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

             Tristar Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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

                              TRISTAR CORPORATION

                       12500 San Pedro Avenue, Suite 500
                            San Antonio, Texas 78216



                                January 14, 1998



Dear Stockholder:

         On behalf of the Board of Directors, I cordially invite you to attend the 1998 Annual Meeting of the Stockholders of TRISTAR CORPORATION. The Annual Meeting will be held on Thursday, February 12, 1998 at 10:00 a.m., C.S.T., at the Company's corporate office at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas. The formal Notice of the Annual Meeting is set forth in the enclosed material.

         The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. During the meeting, stockholders will have the opportunity to ask questions and comment on TRISTAR CORPORATION's operation.

         It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and return the enclosed proxy card promptly.

         We appreciate your investment in TRISTAR CORPORATION and urge you to return your proxy card as soon as possible.

                                        Sincerely,



                                        Viren S. Sheth
                                        President and Chief Executive Officer

================================================================================
                              TRISTAR CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         Notice is hereby given that the Annual Meeting of Stockholders of TRISTAR CORPORATION (the "Company") will be held on Thursday, February 12, 1998, at 10:00 a.m., C.S.T., at the Company's corporate office at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas for the following purposes:

         1. To elect a Board of six directors to serve for the ensuing year and until their respective successors are duly elected and qualified;

         2. To consider and act upon a proposal that the stockholders approve the Company's 1997 Long Term Incentive Plan;


         3. To consider and act upon a proposal that the stockholders approve the appointment of Coopers & Lybrand LLP as the Company's independent accountants for fiscal year ending August 29, 1998; and


         4. To transact such other and further business as may lawfully come before the Annual Meeting or any adjournment or adjournments thereof.

         Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.


         The Board of Directors has fixed the close of business on January 2, 1998 as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices during ordinary business hours for a period of ten days prior to the meeting. The list will be open to the examination of any stockholder for any purpose germane to the meeting during this time. The list will also be produced at the time and place of the meeting and will be open during the whole time thereof.


                                        By Order of the Board of Directors,




                                        PHILLIP M. RENFRO
                                        Secretary


San Antonio, Texas
January 14, 1998


         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.
EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE PROVIDED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY
VOTE EITHER IN PERSON OR BY YOUR PROXY.
================================================================================

                               TRISTAR CORPORATION

                        --------------------------------

                                 PROXY STATEMENT

                        --------------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held on February 12, 1998

GENERAL INFORMATION

         This Proxy Statement is furnished to stockholders of TRISTAR CORPORATION, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting (the "Meeting or "Annual Meeting") of Stockholders to be held on Thursday, February 12, 1998, at 10:00 a.m., C.S.T., at the Company's corporate office at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the meeting will be voted.


         The securities of the Company entitled to vote at the Annual Meeting consist of shares of Common Stock, $0.01 par value (the "Common Stock"), of the Company. At the close of business on January 2, 1998 (the "Record Date"), there were outstanding and entitled to vote 16,750,678 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share. The Company's Certificate of Incorporation does not permit cumulative voting in the election of directors.

         The Annual Report to stockholders for the year ended August 30, 1997, has been or is being furnished with this Proxy Statement, which is being mailed on or about January 14, 1998, to the holders of record of Common Stock on the Record Date. The Annual Report to Stockholders does not constitute a part of the proxy materials.


VOTING AND PROXY PROCEDURES

         Properly executed proxies received in time for the meeting will be voted. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the six nominees for director named herein, for the approval of the Company's 1997 Long Term Incentive Plan, and for ratification of the appointment of Coopers & Lybrand LLP as the Company's independent public accountants for fiscal year ending August 29, 1998. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.


         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with Robert M. Viola at the Company's executive office at any time before the enclosed proxy is exercised. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's executive office is located at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas 78216.



         The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors, and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the approval of the Company's 1997 Long Term Incentive Plan, the ratification of the appointment of Coopers & Lybrand LLP as the Company's independent public accountants for the fiscal year ending August 29, 1998, and for any other matters as may properly come before the Annual Meeting or any adjournment thereof.

         Abstentions are counted toward the calculation of a quorum but are not treated as either a vote for or against a proposal. An abstention has the same effect as a vote against the proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

         The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

                            OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

         The following table sets forth as of December 19, 1997, certain information with respect to Common Stock beneficially owned by persons who are known to the Company to be the beneficial owners of more than five percent of the issued and outstanding shares of Common Stock. For proposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of shares, regardless of any economic interest therein. The persons listed have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.



                                                           AMOUNT AND NATURE OF
                   NAME AND ADDRESS                        BENEFICIAL OWNERSHIP                PERCENT OF CLASS
       ------------------------------------------     -------------------------------      -------------------------

       Core Sheth Families (1)                                    15,397,984                        80.4%
       Post Office Box 5551
       Dubai, United Arab Emirates

       Transvit Manufacturing Corporation (2)                      9,977,810                        52.1%
       1211 Geneva
       25 Switzerland
       Case Postale 69

       Starion International Limited (3)                           5,313,174                        27.7%
       Woodbourne Hall, P. O. Box 3162
       Road Town, Tortola
       British Virgin Islands

       Ibrahim Ahmed Al-Musbahi                                    1,000,000                         5.2%
       c/o Al-Musbahi Establishment
       P. O. Box 20002
       Jeddah 21455
       Saudi Arabia


------------------

(1)     Shashikant S. Sheth, Jammadas Sheth, Kirit Sheth and Mahendra Sheth
           comprise the Core Sheth Families. The Core Sheth Families owns and controls Transvit Manufacturing Corporation ("Transvit") and Starion International Limited ("Starion B.V.I."). Includes 9,977,810 shares beneficially owned by Transvit; 5,313,174 shares beneficially owned by Starion B.V.I. (which includes 2,400,000 shares issuable upon the exercise of currently exercisable Common Stock warrants held by Starion B.V.I.) and 107,000 shares otherwise owned or controlled by the Core Sheth Families. The members of the Core Sheth Families share voting and investment power with respect to all of these shares.
(2)    Transvit shares voting and investment power with the members of the Core
           Sheth Families with respect to their cumulative shares.
(3)    Includes 2,400,000 shares issuable upon the exercise of currently exercisable Common Stock warrants held by Starion B.V.I. Starion B.V.I. shares voting and investment power with the members of the Core Sheth Families with respect to all of these shares.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth as of December 19, 1997, certain information with respect to the Company's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table and by all its directors and officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.


                                                                 AMOUNT AND NATURE OF
                   NAME AND ADDRESS                              BENEFICIAL OWNERSHIP               PERCENT OF CLASS (1)
     ---------------------------------------------        -----------------------------------     --------------------------

     Viren S. Sheth (2)(3)                                           160,032                                  *
     12500 San Pedro Avenue, Suite 500
     San Antonio, TX 78216

     Richard P. Rifenburgh                                           -0-                                      *
     133 N. Pompano Beach Boulevard
     Pompano Beach, FL  33062

     Robert R. Sparacino                                             -0-                                      *
     Sparacino Associates, Inc.
     175 Blackberry Drive
     Stamford, CT  06903

     Aaron Zutler                                                    10,000                                   *
     Marketing Congress, Inc.
     80 Skyline Drive
     Plainview, New York 11803

     Jay J. Sheth(4)                                                 -0-                                      *
     Starion House, 319 Pinner Road
     North Harrow, Middlesex
     HA 1 4HF England

     B. J. Harid                                                     -0-                                      *
     P. O. Box 5551
     Dubai, United Arab Emirates

     Peter C. Liman (5)                                              35,000                                   *
     12500 San Pedro Avenue, Suite 500
     San Antonio, TX 78216

     Loren M. Eltiste                                                20,495                                   *
     12500 San Pedro Avenue, Suite 500
     San Antonio, TX 78216

     Joseph DeKama                                                   -0-                                      *
     250 W. 57th Street, Suite 2232
     New York, NY 10107

     All executive officers and directors as a                       225,463                                  1.4%
     group (ten (10) persons)(3)(5)



  *       Represents less than 1%
(1) Based on 16,749,569 shares of Common Stock issued and outstanding as of December 19, 1997.
(2) Viren S. Sheth, a director of the Company and its President and Chief Executive Officer, although not a member of the Core Sheth Families, is related by blood to certain members of the Core Sheth Families. Viren S. Sheth disclaims beneficial ownership of shares beneficially owned by the Core Sheth Families.
(3) Includes 160,032 shares of Common Stock issuable upon exercise of options held by Viren S. Sheth.
(4) Jay J. Sheth, a director of the Company, although not a member of the Core Sheth Families, is related by blood to certain members of the Core Sheth Families. Jay J. Sheth disclaims beneficial ownership of shares beneficially owned by the Core Sheth Families.
(5) Includes 25,000 shares of Common Stock issuable upon exercise of options held by Mr. Liman.

                          OWNERSHIP OF PREFERRED STOCK

         The following table sets forth as of December 19, 1997, certain information with respect to the Company's Preferred Stock beneficially owned by persons who are known to the Company to be owners of more than five percent of the issued and outstanding shares of Preferred Stock, each of its directors and nominees for director, each executive officer named in the Summary Compensation Table and by all its directors and officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.


                                                                 AMOUNT AND NATURE OF
                   NAME AND ADDRESS                              BENEFICIAL OWNERSHIP               PERCENT OF CLASS (1)
     ----------------------------------------------        ----------------------------------      -----------------------

     Core Sheth Families (2)                                             787,219                          100%
     Post Office Box 5551
     Dubai, United Arab Emirates

     Transvit Manufacturing Corporation                                  666,529                          84.7
     1211 Geneva
     25 Switzerland
     Case Postale 69

     Nevell Investments, S.A.                                            120,690                          15.3
     P. O. Box 7707
     Dubai, United Arab Emirates

     Viren S. Sheth (3)                                                    -0-                            0%
     12500 San Pedro Avenue, Suite 500
     San Antonio, TX 78216

     Richard P. Rifenburgh                                                 -0-                            0%
     133 N. Pompano Beach Boulevard
     Pompano Beach, FL  33062

     Robert R. Sparacino                                                   -0-                            0%
     Sparacino Associates, Inc.
     175 Blackberry Drive
     Stamford, CT  06903

     Aaron Zutler                                                          -0-                            0%
     Marketing Congress, Inc.
     80 Skyline Drive
     Plainview, New York 11803

     Jay J. Sheth(4)                                                       -0-                            0%
     Starion House
     319 Pinner Road
     North Harrow, Middlesex
     HA 1 4HF England

     B. J. Harid                                                           -0-                            0%
     P. O. Box 5551
     Dubai, United Arab Emirates

     Peter C. Liman                                                        -0-                            0%
     12500 San Pedro Avenue, Suite 500
     San Antonio, TX 78216

     Loren M. Eltiste                                                      -0-                            0%
     12500 San Pedro Avenue, Suite 500
     San Antonio, TX 78216

     Joseph DeKama                                                         -0-                            0%
     250 W. 57th Street, Suite 2232
     New York, NY 10107

     All executive officers and directors as a                             -0-                            0%
     group (ten (10) persons)

-------------------------------

(1) Based on 787,219 shares of Preferred Stock issued and outstanding as of December 19, 1997.
(2) Includes 666,529 shares of Series A Convertible Preferred Stock held by Transvit and 120,690 shares of Series B Convertible Preferred Stock held by Nevell Investments S.A. ("Nevell"). The Core Sheth Families owns and controls each of Transvit and Nevell. Each share of Series A Convertible Preferred Stock is convertible into one share of Common Stock. Each share of Series B Convertible Preferred Stock is convertible into four shares of Common Stock.
(3) Viren S. Sheth, a director of the Company and its President and Chief Executive Officer, although not a member of the Core Sheth Families, is related by blood to certain members of the Core Sheth Families. Viren S. Sheth disclaims beneficial ownership of shares beneficially owned by the Core Sheth Families.
(4) Jay J. Sheth, a director of the Company, although not a member of the Core Sheth Families, is related by blood to certain members of the Core Sheth Families. Jay J. Sheth disclaims beneficial ownership of shares beneficially owned by the Core Sheth Families.



                    MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1:  ELECTION OF DIRECTORS


         The Company's Certificate of Incorporation and Bylaws provide that the Board of Directors of the Company (the "Board of Directors" or "Board") will consist of not less than three persons, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the authorized number of directors at six.


         Six directors (constituting the entire Board) are to be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. All of the persons named below are now directors of the Company.

         The following table contains certain information as of December 19, 1997, with respect to the persons who have been nominated to serve as directors:


                                                                 POSITION AND OFFICES WITH                   SERVED AS A
                 NAME                    AGE                            THE COMPANY                         DIRECTOR SINCE
    ---------------------------------   -------     ----------------------------------------------------    ---------------

    Richard P. Rifenburgh (1) (2) (3)     65        Chairman of the Board of Directors                           1992

    Robert R. Sparacino (3) (4)           70        Vice-Chairman of the Board of Directors                      1992

    Viren S. Sheth(2)                     48        President and Chief Executive Officer and Director           1992

    Aaron Zutler                          63        Director                                                     1995

    Jay J. Sheth(2)                       41        Director                                                     1996

    B. J. Harid                           41        Director                                                     1997

---------------
(1) Mr. Rifenburgh became Chairman of the Board in August 1992. The Chairman of the Board is not an officer of the Company.
(2)       Member of Executive Committee.
(3)       Member of Audit Committee.
(4) Dr. Sparacino became Vice-Chairman of the Board in August 1992. The Vice-Chairman of the Board is not an officer of the Company.

         Biographical information on these continuing directors is set forth below under "Further Information--Board of Directors and Executive Officers".


         Each of the persons set forth in the table above was not selected as a director pursuant to any arrangement or understanding between him and any other person (other than directors or officers of the Company acting solely in their capacities as such) except for Jay J. Sheth and B. J. Harid, who agreed to serve as directors of the Company pursuant to a consensus among the Core Sheth Families. The Core Sheth Families is a group which is the beneficial owner of 80.4% of the Company's Common Stock as more particularly set forth below and in the Core Sheth Schedule 13D and amendments thereto. Viren S. Sheth regularly consults with the Core Sheth Families with respect to the operations of the Company.

         It is the intention of the persons named in the enclosed proxy to vote such proxy for election of such nominees. Management of the Company does not contemplate that any of such nominees will become unavailable for any reason, but if that should occur before the meeting, proxies that do not withhold authority to vote for directors will be voted for another nominee, or other nominees, in accordance with the best judgment of the person or persons appointed to vote the proxy.


         The enclosed form of proxy provides a means for the holders of Common Stock to vote for all of the nominees listed therein, to withhold authority to vote for one or more of such nominees or to withhold authority to vote for all such nominees. Each properly executed proxy received in time for the meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominees listed therein or for other nominees as provided above. The director nominees receiving a plurality of the votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular director nominee and will not affect the outcome of the election. Two affiliates of the Core Sheth Families, Transvit Manufacturing Corporation ("Transvit") and Starion International Limited ("Starion B.V.I."), the record holders of 52.1% and 27.7% of the Company's outstanding shares of Common Stock, respectively, have indicated to the Company that they intend to vote in favor of all of the nominees set forth above.



         The Company's Certificate of Incorporation provides that nominations for the election of directors may be made by the Board, a committee of the Board or any stockholder entitled to vote for the election of directors. Nominations by stockholders shall be made by notice, in writing, delivered or mailed by first class mail, postage prepaid, to the Secretary of the Company not less than 14 days nor more than 50 days prior to any meeting of the stockholders called for the election of directors; provided, that if less than 21 days notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the seventh day following the day on which notice of the meeting was mailed to stockholders. Each such notice shall set forth the name, age and business address of each proposed nominee, the principal occupation or employment of each such nominee and the number of shares of Common Stock owned by such nominee.

COMMITTEES OF THE BOARD OF DIRECTORS


         The business of the Company is managed under the direction of its Board of Directors. The Company's Board of Directors has established two standing committees: Audit and Executive.


         The Audit Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Dr. Sparacino and Mr. Rifenburgh are the current members of the Audit Committee. The Audit Committee meets with the independent auditors, management representatives and internal auditors; recommends to the Company's Board of Directors appointment of independent auditors; approves the scope of audits and other services to be performed by the independent and internal auditors; considers whether the performance of any professional services by the auditors other than service provided in connection with the audit function could impair the independence of the outside auditors, and reviews the results of internal and external audits and the accounting principles applied in financial reporting and financial and operational controls. The independent auditors and internal auditors have unrestricted access to the Audit Committee and vice versa.


         The Executive Committee performs the functions of the Nominating Committee and the Compensation Committee. From August 31, 1996, to April 24, 1997, the Executive Committee was composed of Mr. Rifenburgh, Dr. Sparacino and Viren Sheth. On April 24, 1997, the Board of Directors elected a new Executive Committee of Mr. Rifenburgh, Jay Sheth and Viren Sheth. When performing Nominating Committee functions, the Executive Committee's duties include developing a policy on the size and composition of the Board and criteria relating to candidate selection; identifying candidates for Board membership and establishing procedures whereby individuals may be recommended by stockholders for consideration by the Executive Committee as possible candidates for election to the Board. The Executive Committee's Compensation Committee functions include reviewing the Company's compensation philosophy and programs, including the payment of direct salaries and incentive compensation to directors and officers; reviewing loans to, or guarantees of obligations of, officers, directors and employees of the Company; and administering the Company's stock option plans.

MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year ended August 30, 1997, the Board of Directors met six (6) times, the Audit Committee met two (2) times, and the Executive Committee met one (1) time. Each of the directors of the Company attended at least 75 percent of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

COMPENSATION OF DIRECTORS

         The Company provides reimbursement for travel and other expenses incurred by all directors in connection with their service as directors of the Company. The Company also provides compensation to Messrs. Rifenburgh and Zutler and Dr. Sparacino for their services as directors and members of various committees of the Board.

         Dr. Sparacino and Messrs. Rifenburgh and Zutler each receive $2,500 per day per Board or Committee meeting attended. In addition, each receives a quarterly fee of $10,000 as compensation for services outside of Board and committee meetings. During fiscal 1997 Messrs. Rifenburgh and Zutler and Dr. Sparacino (through his company, Sparacino Associates, Inc.) received $77,672, $90,176 and $76,881, respectively, in connection with their service as directors and members of committees of the Board.


PROPOSAL 2:  PROPOSAL TO APPROVE THE 1997 LONG TERM INCENTIVE PLAN

DESCRIPTION OF 1997 LONG TERM INCENTIVE PLAN


         On April 25, 1997, the Board adopted the 1997 Long Term Incentive Plan (the "Incentive Plan"), subject to the approval of the Company's stockholders. A complete copy of the Incentive Plan is attached hereto as Exhibit A. The following description of the Incentive Plan is qualified in its entirety by reference to Exhibit A, which is hereby incorporated herein by reference as if fully set forth herein. Upon stockholder approval of the Incentive Plan, the existing stock option plans of the Company will terminate.

         The Incentive Plan is intended to advance the best interests of the Company, its subsidiaries and its stockholders by attracting, retaining and motivating key employees. The Incentive Plan provides for the grant of stock options (which may be non-qualified stock options or incentive stock options for tax purposes), stock appreciation rights issued independent of or in tandem with such options ("SARs"), restricted stock awards and performance awards to certain key employees of the Company and its subsidiaries, thereby increasing the personal stake of such key employees in the continued success and growth of the Company. There are currently approximately 20 key employees of the Company and its subsidiaries eligible to participate in the Incentive Plan.


         The Incentive Plan will be administered by the Compensation Committee or other designated committee of the Board (the "Committee"), which consists solely of two or more non-employee directors of the Company who are disinterested within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee will have broad authority to interpret and administer the Incentive Plan, including the power to grant and modify awards and the power to limit or eliminate its discretion as it may deem advisable to comply with or obtain preferential treatment under any applicable tax or other law, rule or regulation. The Committee will also have broad authority to accelerate the vesting of an award or the time at which any award is exercisable or to waive any condition or restriction on the vesting, exercise or receipt of any award. The Board may at any time amend, suspend, discontinue or terminate the Incentive Plan without stockholder approval or approval of participants, subject to certain limitations.

         Initially, 1,000,000 shares of Common Stock will be available for issuance under the Incentive Plan. In addition, as of January 1 of each year the Incentive Plan is in effect, if the total number of shares of Common Stock issued and outstanding, not including any shares issued under the Incentive Plan, exceeds the total number of shares of Common Stock issued and outstanding as of January 1 of the preceding year (or, for 1998, as of the commencement of the Incentive Plan), the number of shares available will be increased by an amount such that the total number of shares available for issuance under the Incentive Plan equals 10% of the total number of shares of Common Stock outstanding, not including any shares issued under the Incentive Plan. Lapsed, forfeited or canceled awards will not count against these limits. Cash exercises of SARs and cash settlement of other awards will also not be counted against these limits but the total number of SARs and other awards settled in cash shall not exceed the total number of shares authorized for issuance under the Incentive Plan (without reduction for issuances).

         The aggregate number of shares of Common Stock subject to stock options or SARs that may be granted to any one participant in any one year under the Incentive Plan shall be 200,000 (subject to certain adjustment provisions relating to changes in capitalization). The aggregate number of shares of Common Stock that may be granted to any one participant in any one year in respect of restricted stock shall be 200,000 (subject to certain adjustment provisions relating to changes in capitalization). The aggregate number of shares of Common Stock that may be received by any one participant in any one year in respect of a performance award shall be 200,000 (subject to certain adjustment provisions relating to changes in capitalization) and the aggregate amount of cash that may be received by any one participant in any one year in respect to a performance award shall be $500,000.

STOCK OPTIONS

         The Committee is authorized to determine the terms and conditions of all option grants, which may be of incentive stock options subject to the limits of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The aggregate number of shares of Common Stock that are available for incentive stock options granted under the Incentive Plan is 1,000,000 (subject to certain adjustment provisions relating to changes in capitalization). Stock options may be awarded subject to time, performance or other vesting limitations imposed by the Committee. The term of an incentive stock option shall not exceed ten years from date of grant. The exercise price of an option shall be determined by the Committee upon the option grant, provided that the exercise price of incentive stock options shall be no less than the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in a manner specified by the Committee (which may include payment in cash, Common Stock, a combination thereof, or by "cashless exercise").

STOCK APPRECIATION RIGHTS

         The Committee is authorized to grant SARs independent of or in tandem with options under the Incentive Plan. The terms, conditions and exercise price of SARs granted independent of options under the Incentive Plan will be determined by the Committee on the date of grant. A tandem SAR can be exercised only to the extent the option with respect to which it is granted is then exercisable and is subject to the same terms and conditions as the option to which it is related. An option related to a tandem SAR will terminate automatically upon exercise of the tandem SAR. Similarly, when an option is exercised, the tandem SARs relating to the shares covered by such option exercise shall terminate. Any tandem SAR which is outstanding on the last day of the term of the related option will be automatically exercised on such date for cash.

         Upon exercise of an SAR, the holder will be entitled to receive, for the number of shares referenced by the SAR, an amount per share (the "appreciation") equal to the difference between the base price per share (which shall be the exercise price per share of the related option in the case of a tandem SAR) and the fair market value (as determined by the Committee) of a share of Common Stock on the date of exercise of the SAR. The appreciation will be payable in cash, Common Stock or a combination of both at the discretion of the Committee.

RESTRICTED STOCK

         The Committee is authorized to award restricted stock under the Incentive Plan subject to such terms and conditions as the Committee may determine consistent with the Incentive Plan. The Committee has the authority to determine the number of shares of restricted stock to be awarded, the price, if any, to be paid by the recipient of the restricted stock and the date or dates on which the restricted stock will vest. The number of shares and vesting of restricted stock may be conditioned upon the completion of a specified period of service with the Company or its subsidiaries or upon the attainment of specified performance objectives based on increases in share prices, operating income, net income or cash flow thresholds, return on common equity or any combination of the foregoing.

         Stock certificates representing the restricted stock granted to an eligible employee will be registered in the employee's name. The Committee will determine whether an employee will have the right to vote and/or receive dividends on the restricted stock before it vests. No share of restricted stock may be sold, transferred, assigned or pledged by the employee until such share has vested in accordance with the terms of the restricted stock award. Except as otherwise specified in the grant of a restricted stock award, in the event of an employee's termination of employment before all his or her restricted stock has vested, or in the event other conditions to the vesting of restricted stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the award, the shares of restricted stock that have not vested will be forfeited and any purchase price paid by the employee will be returned to the employee. At the time the restricted stock vests, a certificate for such vested shares will be delivered to the employee (or the employee's estate, in the event of the employee's death), free of all restrictions.

PERFORMANCE AWARDS


         The Committee is authorized to grant performance awards, which are payable in stock, cash or a combination thereof, at the discretion of the Committee. An employee to whom a performance award is granted will be given achievement objectives to be reached over a specified period of time, the "performance period". A minimum level of acceptable achievement will also be established. Achievement objectives may be described either in terms of Company-wide performance or in terms that are related to the performance of the employee or of the division, subsidiary, department or function within the Company in which the employee is employed. The Committee has the authority to determine the size of the award, frequency of awards, the date or dates when awards vest, the performance periods and the specific performance objectives to be achieved in order to receive the award. Performance objectives, however, will be based on increases in share prices, operating income, net income or cash flow thresholds, return on common equity or any combination of the foregoing.


         If at the end of the performance period the specified objectives have been fully attained, the employee will be deemed to have fully earned the performance award. If such objectives have been partially attained, the employee will be deemed to have partly earned the performance award and will become entitled to receive a portion of the total award, as determined by the Committee. If the required minimum level of achievement has not been met, the employee will not be entitled to any part of the performance award. If a performance award is granted after the start of a performance period, the award will be reduced to reflect the portion of the performance period during which the award was in effect.

         An employee (or the employee's estate, as the case may be) who, by reason of death, disability or retirement, terminates employment before the end of the performance period will be entitled to receive, to the extent earned, a portion of the award which is proportional to the portion of the performance period during which the employee was employed. An employee who terminates employment for any other reason will not be entitled to any part of the award unless the Committee determines otherwise; however, the Committee may in no event pay the employee more than that portion of the award which is proportional to his or her period of actual service.

FEDERAL INCOME TAX CONSEQUENCES

         INCENTIVE STOCK OPTIONS. The grant of incentive stock options under the Incentive Plan to an employee does not result in any income tax consequences. The exercise of an incentive stock option does not result in any income tax consequences to the employee if the incentive stock option is exercised by the employee during his or her employment with the Company or a subsidiary, or within a specified period after termination of employment. However, the excess of the fair market value of the shares of stock as of the date of exercise over the option price is a tax preference item for purposes of determining an employee's alternative minimum tax. An employee who sells shares acquired pursuant to the exercise of an incentive stock option after the expiration of
(i) two years from the date of grant of the incentive stock option and (ii) one year after the transfer of the shares to him (the "Waiting Period") will generally recognize long term capital gain or loss on the sale.

         An employee who disposes of his or her incentive stock option shares prior to the expiration of the Waiting Period (an "Early Disposition") generally will recognize ordinary income in the year of sale in an amount equal to the excess, if any, of (a) the lesser of (i) the fair market value of the shares as of the date of exercise or (ii) the amount realized on the sale, over (b) the option price. Any additional amount realized on an Early Disposition should be treated as capital gain to the employee, short or long term, depending on the employee's holding period for the shares. If the shares are sold for less than the option price, the employee will not recognize any ordinary income but will recognize a capital loss, short or long term, depending on the holding period.

         The Company will not be entitled to a deduction as a result of the grant of an incentive stock option, the exercise of an incentive stock option or the sale of incentive stock option shares after the Waiting Period. If an employee disposes of his or her incentive stock option shares in an Early Disposition, the Company will be entitled to deduct the amount of ordinary income recognized by the employee.

         NON-QUALIFIED STOCK OPTIONS. The grant of non-qualified stock options under the Incentive Plan will not result in the recognition of any taxable income by the employee. An employee will recognize ordinary income on the date of exercise of the non-qualified stock option equal to the difference between
(i) the fair market value on the date the shares were acquired and (ii) the exercise price. The tax basis of these shares for the purpose of a subsequent sale includes the option price paid and the ordinary income reported on exercise of the option. The income reportable on exercise of the non-qualified stock option is subject to federal and state income and employment tax withholding. Generally, the Company will be entitled to a deduction in the amount reportable as income by the employee on the exercise of a non-qualified stock option.

         STOCK APPRECIATION RIGHTS. Stock Appreciation Rights granted under the Incentive Plan do not result in taxable income to the employee at that time. The issuance of shares of Common Stock or the payment of cash, without other payment by the recipient, will be treated as additional compensation for services to the Company. The employee will recognize taxable income equal to cash received or the fair market value of the shares on the date of receipt, which becomes the tax basis in a subsequent sale. Generally, the Company will be entitled to a corresponding deduction in an amount equal to the income recognized by the employee.


         RESTRICTED STOCK GRANTS. Restricted stock granted under the Incentive Plan generally will not be taxable to the recipient, nor deductible by the Company, at the time of grant. Restricted Stock Grants involve the issuance of stock to an employee subject to specified restrictions as to sale or transferability of the stock and/or subject to a substantial risk of forfeiture. On the date the restrictions lapse, or the performance goals are met, and the stock becomes transferable or not subject to a substantial risk of forfeiture, whichever is applicable, the recipient recognizes ordinary income equal to the excess of the fair market value of the stock on that date over the purchase price paid for the stock, if any. The employee's tax basis for the stock includes the amount paid for the stock, if any, and the income recognized. Generally, the Company will be entitled to a corresponding tax deduction in an amount equal to the income recognized by the employee.

         PERFORMANCE AWARDS. Performance awards involve the issuance of shares of stock, cash or a combination of both, without any payment, as compensation for services to the Company only after satisfaction of specified performance goals established by the Committee and certification by the Committee, prior to payment, that the goals have been satisfied. Generally, the Company will be entitled to a corresponding tax deduction in an amount equal to and in the year income is recognized by the employee.

         This Proposal No. 2 will be approved if approved by the vote of a majority of the shares of Common Stock present in person or by proxy at the meeting, provided the total shares present at the meeting constitutes a quorum With respect to Proposal No. 2, all such shares will be voted FOR or AGAINST or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted FOR PROPOSAL NO. 2. THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL NO. 2.


CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         On July 22, 1997, the Company advised KPMG Peat Marwick LLP ("Peat Marwick") that the Company intended to retain a different independent accounting firm for the audit of its financial statements for the year ending August 30, 1997. Peat Marwick had been engaged as the principal independent accountant to audit the Company's consolidated financial statements.

         Peat Marwick's reports on the Company's consolidated financial statements for the fiscal years ended August 31, 1996 and 1995 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

         The Audit Committee of the Company's Board of Directors recommended the action taken with respect to Peat Marwick.

         There have been no disagreements with Peat Marwick on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure during the Company's fiscal years ended August 31, 1995 and 1996 or in the subsequent interim period through July 22, 1997 (the date of termination), which disagreements, if not resolved to Peat Marwick's satisfaction, would have caused Peat Marwick to make reference to the subject matter of the disagreement(s) in connection with its report.

         Coopers & Lybrand, LLP ("Coopers") was engaged by the Company as its independent principal accountant to audit the Company's consolidated financial statements. This engagement was effective as of July 22, 1997. Coopers was the principal accountant for Tristar prior to the merger of Eurostar with and into Tristar on August 31, 1995.


         Prior to engaging Coopers on July 22, 1997, and except as disclosed above, Tristar had not consulted with Coopers during the Company's two most recent fiscal years or in the period since the end of the most recent fiscal year.


PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Coopers & Lybrand LLP to serve as independent public accountants of the Company for the fiscal year ending August 29, 1998. Although stockholder approval is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Coopers & Lybrand LLP has served as independent public accountants of the Company with respect to the Company's consolidated financial statements for the fiscal year ending August 30, 1997, and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Coopers & Lybrand LLP, the Board of Directors may reconsider the appointment.


         Representatives of Coopers & Lybrand LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

         Ratification of the appointment of Coopers & Lybrand LLP requires the affirmative vote of a majority of the shares of Common Stock present by proxy or in person and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.


                               FURTHER INFORMATION

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is information with respect to each director and executive officer of the Company as of December 19, 1997. The executive officers are elected by the Board of Directors and serve at the discretion of the Board.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR


         RICHARD P. RIFENBURGH has served as Chairman of the Board of Moval Management Corporation since 1968. Moval Management Corporation is a management consulting firm which specializes in restoring companies in financial distress. From February 1989 until May 1991 Mr. Rifenburgh served as Chairman of the Board and Chief Executive Officer of MiniScribe Corporation, a publicly-held company and manufacturer of computer disc drives. From 1987 to 1990 he was a General Partner at Hambrecht and Quist Venture Partners, a venture capital organization. From 1988 to 1990 he was Chairman of the Board and Chief Executive Officer of Ironstone Group, Inc., a publicly-held holding company. Mr. Rifenburgh currently serves as a director of Concurrent Computer Corporation, which files reports with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Mr. Rifenburgh is also a member of the Board of Directors of St. George Crystal Ltd., a major manufacturer of fine quality crystal products, and CyberGuard Corporation, a provider of security software, a publicly-held company which files reports with the Commission pursuant to the Exchange Act. None of the companies set forth above with which Mr. Rifenburgh has been affiliated are, or have been, affiliates of the Company.


         ROBERT R. SPARACINO has served as president and director of Sparacino Associates, Inc. since 1981, a management consulting firm specializing in business consulting. Prior to forming Sparacino Associates, Inc., Dr. Sparacino was a senior officer of Xerox Corporation. Dr. Sparacino has also served, and currently serves, as a director of several privately-held companies, principally in connection with services rendered by Sparacino Associates, Inc. Dr. Sparacino currently serves as a director of Power Designs, Inc., which files reports with the Commission pursuant to the Exchange Act. Dr. Sparacino is also a member of the Board of Directors of St. George Crystal Ltd., a major manufacturer of fine quality crystal products. None of the companies with which Dr. Sparacino has been affiliated are, or have been, affiliates of the Company.


         JAY J. SHETH was elected to the Board of Directors in January 1996. Mr. Sheth became the Managing Director of Starion International Limited ("Starion U.K.") in 1984. Starion U.K. is a manufacturer and distributor of fragrances and cosmetics based in the United Kingdom and is owned by the Core Sheth Families. From 1979 to March 1993 Mr. Sheth was Managing Director of S&J Perfume Company, Ltd., a supplier of fragrance products based in the United Kingdom which sold principally to distributors in the Middle East and to the Company. Mr. Sheth has been a Managing Director of Starion Cosmetics Limited since 1991 and a Director of Star Group Services Limited, a services company, since 1995. Since 1994 Mr. Sheth has been a Director of Plus One Design Limited. S&J Perfume Company, Ltd., Starion Cosmetics Limited, Star Group Services Limited and Plus One Design Limited are entities owned and controlled by the Core Sheth Families.


         VIREN S. SHETH became a director, as well as President and Chief Executive Officer of the Company on December 3, 1992. Mr. Sheth served as President, Chief Executive Officer and a director of Eurostar Perfumes, Inc. ("Eurostar") from August 1992 until the merger of Eurostar with and into the Company (the "Merger") in August 1995. From 1983 to August 1992 Mr. Sheth was a director of S&J Perfume Company, Ltd., a supplier of fragrance products based in the United Kingdom which sold principally to distributors in the Middle East and to the Company. For a discussion of the relationships among Viren S. Sheth, Jay
J. Sheth, B. J. Harid and entities controlled by the Core Sheth Families, see "Certain Transactions".


         AARON ZUTLER was elected to the Board of Directors in August 1995. Mr. Zutler is president and founder of Marketing Congress, Inc., an international marketing consulting and new product development firm. Mr. Zutler is also a member of the Board of Directors of St. George Crystal Ltd., a major manufacturer of fine quality crystal products. He is also president of MCI Advertising which creates advertising promotional campaigns for a diverse group of marketers in the consumer products field. On July 1, 1995, Mr. Zutler was appointed to the Board of Directors of Eurostar where he served until the Merger on August 31, 1995.

         B. J. HARID was elected to the Board of Directors on April 24, 1997. Mr. Harid holds a masters degree in Business Management from the Asian Institute of Management, Philippines. From 1990 to 1991 he held the post of Regional Director - East Europe for Jumbo Electronics, Dubai (sole distributor for SONY in the Middle East). Mr. Harid held the position of Executive Officer for Vinelec Group of Companies, Dubai, United Arab Emirates from July 1991 to October 1996. He is currently a director with Unistar International LLC, a Core Sheth Families controlled company.


         The following is a list of the executive officers of the Company as of December 19, 1997, their ages, positions and offices with the Company, and periods during which they have served in such positions and offices:


            NAME               AGE               POSITION OR OFFICES WITH THE COMPANY                OFFICER SINCE
     --------------------                 ---------------------------------------------------     --------------------


     Viren S. Sheth            48         Director, President & Chief Executive Officer           December 1992

     Richard Howard            56         Executive Vice President, Chief Operating Officer       December 1997

     Robert M. Viola           51         Vice President, Chief Financial Officer,                December  1997
                                          Treasurer & Assistant Secretary.

     Peter C. Liman            58         Vice President, Marketing                               August 1995


INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

         Viren S. Sheth's business background is set forth above under "Information with Respect to Nominees for Director".


         Richard R. Howard has served as the Company's Executive Vice President and Chief Operating Officer since December 1997. From August 1995 to December 1997 Mr. Howard served as Director, Strategic Services Consulting for KPMG Peat Marwick LLP, and held a consultancy position as Chief Operating Officer with JABRA Corporation, a high-technology startup company. Mr. Howard served as a Unilever executive as Senior Vice President of Operations for Chesebrough Ponds USA Co., and also as Executive Vice President of world-wide operations for Elizabeth Arden Inc. from March 1992 to May 1995. From September 1989 to March 1992 Mr. Howard was Senior Vice President, Operations for Somerset Knitting Mills Inc., a division of the Phillips-Van Heusen Corp.


         Robert M. Viola has served as Vice President and Chief Financial Officer since December 1997. From June 1995 to January 1997 Mr. Viola served in the dual capacity of President and Chief Financial Officer of Zotos Corporation, a manufacturer and distributor of professional hair and skin care products and a wholly-owned subsidiary of Shisiedo Co., Ltd. (Tokyo, Japan). From May 1990 to June 1995 Mr. Viola served as Senior Vice President and Chief Financial Officer of Zotos Corporation.


         Peter C. Liman has served as Vice President, Marketing since August 1995. From December 1982 to July 1995 Mr. Liman served as Vice President, Marketing for Del Pharmaceuticals Inc., a division of Del Laboratories, Inc., a publicly-owned company located in Farmingdale, New York.


FAMILY RELATIONSHIPS AMONG DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

         Viren S. Sheth, President, Chief Executive Officer and a director of the Company and Jay J. Sheth, director, are unrelated. Both are related by blood to certain members of the Core Sheth Families.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


         The Executive Committee of the Board of Directors of the Company (in its role as Compensation Committee) has furnished the following report on the Company's executive compensation policies.

         The Executive Committee, in its role as the Compensation Committee, because there were no formal compensation policies in place, determined the compensation of newly-hired executive officers based generally on the qualifications and prior experience of the executive officers. The Compensation Committee sets the compensation packages based on the experience and with a view to competitive compensation packages offered to each executive officers peer group within the industry. The Following paragraphs set forth the basis of the compensation paid in fiscal 1997 to Viren S. Sheth, Loren M. Eltiste and Joseph DeKama.


         On December 3, 1992, the Board elected Viren S. Sheth as President and Chief Executive Officer. The Executive Committee established Mr. Sheth's salary at $150,000 per annum in recognition of the same position, with comparable compensation, Mr. Sheth held with the Company's major supplier, Eurostar, at that time. Upon consummation of the Merger on August 31, 1995, Mr. Sheth's salary was increased to $385,000, the aggregate of his salaries at Eurostar and Tristar, in recognition of his increased responsibilities as a result of the Merger. As a long-term incentive, on April 19, 1996, the Company and Mr. Sheth entered into a Stock Option Agreement, which vests over a three-year period whereby Mr. Sheth was granted an option to purchase up to 480,000 shares of Common Stock of the Company.


         The compensation package of Joseph DeKama, Senior Vice President of Sales, was established as part of a twenty-nine month employment agreement under which Mr. DeKama received a base salary of $360,000 per annum and an annual bonus opportunity of up to $60,000 per year based on performance against key criteria. Mr. DeKama was granted an option to purchase 50,000 shares of the Company's Common Stock which vested upon execution of the agreement. In addition, Mr. DeKama had the opportunity to earn additional options for up to 200,000 shares if he met certain performance criteria. The Executive Committee set Mr. DeKama's compensation package based on his experience in the fragrance and cosmetics industry. Mr. DeKama resigned from his position with the Company in February 1997 and forfeited the above described option.

         The compensation package of Loren M. Eltiste, Vice President & Chief Financial Officer, was initially established on October 6, 1992, as part of a three-year employment agreement pursuant to which Mr. Eltiste received an initial base salary of $125,000 per annum and an annual bonus opportunity of up to 25 percent of his base salary. In October 1993 Mr. Eltiste's base salary was increased to $131,250 per annum. On October 6, 1992, Mr. Eltiste also received an option to purchase 66,206 shares of the Company's Common Stock which vested over a three-year period. The Executive Committee set Mr. Eltiste's compensation package based on his experience as a financial executive and in view of competitive compensation packages offered to his peer group in the industry. The stock option was granted to provide a long-term incentive to Mr. Eltiste. Mr. Eltiste resigned his position with the Company effective October 31, 1997.



                               EXECUTIVE COMMITTEE
                              Richard P. Rifenburgh
                                  Jay J. Sheth
                                 Viren S. Sheth

EXECUTIVE COMPENSATION


         The following Summary Compensation Table sets forth certain information concerning compensation for fiscal years ended August 31, 1995 and 1996, and August 30, 1997, of the Company's Chief Executive Officer, the Company's other two executive officers whose compensation for fiscal 1997 was in excess of $100,000 and who were employed by the Company as of August 30, 1997, and one other executive officer whose compensation for fiscal 1997 was in excess of $100,000 but who was not employed by the Company as of August 30, 1997.


                                                                               LONG-TERM COMPENSATION
                                                                                       AWARDS
                                                                           -----------------------------
                                               ANNUAL COMPENSATION            OTHER
                                 FISCAL                                       ANNUAL                           ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR      SALARY($)       BONUS($)      COMPENSATION(1)     OPTIONS(#)     COMPENSATION($)
---------------------------       ----      ---------       --------      ---------------     ----------     ---------------

VIREN S. SHETH                    1997       $385,000          --               --                --           $16,784  (3)
     PRESIDENT AND CHIEF          1996        389,519          --               --             480,000          15,499  (3)
     EXECUTIVE OFFICER            1995        392,308  (2)     --               --                --             9,424  (3)

LOREN M. ELTISTE(4)               1997       $131,250          --               --                --           $16,045  (5)
     VICE  PRESIDENT AND          1996        131,250          --               --                --            15,856  (5)
     CHIEF FINANCIAL OFFICER      1995        131,250          --               --                --            12,376  (5)

JOSEPH DEKAMA (6)                 1997        180,000        12,936             --                --            $4,119  (8)
     SENIOR VICE PRESIDENT OF     1996        351,000        13,860             --            50,000(7)          3,258  (8)
     SALES                        1995             --          --               --                --                --

PETER C. LIMAN                    1997        105,769          --               --             125,000          $9,476  (9)
     VICE PRESIDENT,              1996        100,000          --               --                --             1,820  (9)
     MARKETING                    1995             --          --               --                --                --

--------------------------
(1) Excludes perquisites and other benefits if the aggregate amount of such compensation is less than the lesser of $50,000 or 10% of the annual salary and bonus reported for the named executive officer.
(2)       Includes amounts earned by Mr. Sheth as officer of Eurostar.

(3) The amounts are comprised of (i) contributions to the Company's 401(k) Plan in the amounts of $9,500 in 1997, $4,426 in 1996 and $7,500 in 1995 and (ii) premiums paid by the Company for insurance not generally available to all Company employees in the amounts of $7,284 in 1997, $6,675 in 1996 and $7,999 in 1995.

(4)       Mr. Eltiste resigned from the Company October 1997.
(5) The amounts are comprised of (i) contributions to the Company's 401(k) Plan in the amounts of $6,663 in 1997, $4,178 in 1996, and $6,197 in
          1995, and (ii) premiums paid by the Company for insurance not generally available to all Company employees in the amounts of $9,382 in 1997, $5,678 in 1996, and $6,179 in 1995.

(6) Joseph DeKama joined the Company on April 1, 1996. Prior to that date he served as an independent sales representative and earned commissions of $201,000 which are included in his salary for fiscal 1996. In February 1997 Mr. DeKama resigned from the Company and served as an independent sales representative of the Company, on a commission only basis, until July 1997.
(7) As part of his initial compensation package, Mr. Dekama received an option to purchase 50,000 shares of Common Stock. Mr. DeKama forfeited such options upon his resignation from the Company in February 1997.
(8) The amounts include premiums paid by the Company on behalf of Mr. DeKama with respect to insurance not generally available to all Company employees in the amounts of $1,120 in fiscal 1997 and $758 in fiscal 1996.
(9) The amounts are comprised of (i) contributions to the Company's 401(k) Plan in the amounts of $7,656 in 1997 and (ii) premiums paid by the Company for insurance not generally available to all Company employees in the amounts of $1,820 in 1997 and $1,820 in 1996

OPTION GRANTS IN 1997 FISCAL YEAR

         The following table provides information concerning grants of stock options by the Company to the named executive officers in fiscal 1997. The Company has not granted any stock appreciation rights.

                                                                                                   POTENTIAL REALIZABLE
                                                                                                         VALUE AT
                                                                                                   ASSUMED ANNUAL RATES
                                                                                                      OF STOCK PRICE
                                                                                                     APPRECIATION FOR
                     INDIVIDUAL GRANTS                                                                THE OPTION TERM
                     ------------------                                                          --------------------------
                                         PERCENTAGE OF TOTAL
                                          OPTIONS GRANTED TO
                          OPTIONS            EMPLOYEES IN        EXERCISE PRICE    EXPIRATION
       NAME             GRANTED (#)          FISCAL YEAR           ($/SHARE)          DATE         5% ($)        10% ($)
-------------------  ------------------  ---------------------   ---------------  -------------  ------------  ------------
Viren Sheth                 --                   --                       --           --               --            --
Loren M. Eltiste            --                   --                       --           --               --            --
Joseph Dekama               --                   --                       --           --               --            --
Peter C. Liman(1)          75,000              11.19%                   $6.875       1/08/07          885,985     1,933,820
Peter C. Liman(1)          50,000               7.46%                   $9.375       4/25/07          414,000     1,112,651

(1) Mr. Liman's options were granted on January 8, 1997, in the amount of 75,000 and on April 25, 1997, in the amount of 50,000. Mr. Liman received an aggregate of 18.65% of the total options granted to employees in fiscal 1997.


OPTION EXERCISES IN 1997 FISCAL YEAR AND YEAR-END OPTION VALUE

         The following table provides information concerning option exercises in fiscal 1997 by the named executive officers and the value of such officer's exercised options at August 30, 1997.

                            SHARES                         NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                           ACQUIRED                             OPTIONS AT                  IN THE MONEY OPTIONS AT
                              ON           VALUE            FISCAL YEAR END (#)             FISCAL YEAR END ($) (1)
                           EXERCISE      REALIZED     ------------------------------   --------------------------------
          NAME               (#)            ($)        EXERCISABLE     UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
   -------------------     --------      --------     -------------    -------------   --------------     --------------
   Viren S. Sheth             --            --              160,032          319,963          290,058           579,942
   Loren M. Eltiste         7,500         26,250             58,706            --             146,765             --
   Joseph DeKama (2)          --            --                 --              --               --                --
   Peter C. Liman             --            --               25,000          100,000           62,500           125,000

(1) The "value" of any option set forth in the table above is determined by subtracting the amount which must be paid upon exercise of the options from the market value of the underlying Common Stock as of August 30, 1997 (based on the closing sales price as reported by the NASDAQ Stock Market).
(2) Mr. DeKama's options were forfeited upon his resignation from the Company in February 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Core Sheth Families is the beneficial owner of approximately 80.4% percent of the Company's Common Stock. Viren S. Sheth, and Jay J. Sheth, although not members of the Core Sheth Families, are related by blood to certain members of the Core Sheth Families. Viren S. Sheth and Jay J. Sheth each disclaim beneficial ownership of shares beneficially owned by the Core Sheth Families.

         The Executive Committee performs the functions of the Compensation Committee. From August 31, 1996, to April 24, 1997, the Executive Committee was composed of Mr. Rifenburgh, Dr. Sparacino and Viren Sheth. On April 24, 1997, the Board of Directors elected a new Executive Committee of Mr. Rifenburgh, Jay Sheth and Viren Sheth. Viren Sheth is the President and Chief Executive Officer of the Company.

EMPLOYMENT AGREEMENTS


         JOSEPH DEKAMA. Under Mr. DeKama's employment agreement, which was to expire on August 31, 1998, Mr. DeKama received a base salary of $360,000 per annum and an annual bonus opportunity of up to $60,000 per year based on performance against key criteria. Mr. DeKama was granted an option to purchase 50,000 shares of the Company's Common Stock. In addition, Mr. DeKama had the opportunity to earn additional options for up to 200,000 shares if he met certain performance criteria. If terminated without cause, Mr. DeKama would have been entitled to receive his salary for the remaining term of his contract. Mr. DeKama resigned from his position with the Company in February 1997 and forfeited the above described option.

         RICHARD R. HOWARD. The compensation package of Richard Howard, Executive Vice President and Chief Operating Officer, was established as part of a two-year employment agreement, dated effective December 8, 1997, pursuant to which Mr. Howard will receive an initial base salary of $200,000 per annum and an annual bonus opportunity of up to 40 percent of his base salary. Mr. Howard also received an option to purchase 200,000 shares of the Company's Common Stock which vests over a 10 year period. The Executive Committee set Mr. Howard's compensation package based on his experience and in view of competitive compensation packages offered to his peer group in the industry.
The stock option was granted to provide a long-term incentive to Mr. Howard.

         Other than as set forth above, there are no compensatory plans or arrangements with respect to any individual named in the Summary Compensation Table above or otherwise which would result from the resignation, retirement or any other termination of such individual's employment with the Company or a change in the individual's responsibilities following a change in control.

PERFORMANCE GRAPH


         The Company has utilized the Center for Research in Security Prices ("CRSP") Total Return Index for the NASDAQ Stock Market. The following performance graph compares the performance of the Company's Common Stock to CRSP Total Return Index for the NASDAQ Stock Market and to a Cosmetics/Sundries Index for the five-year period from August 31, 1992, through August 30, 1997. The Cosmetics/Sundries Index is comprised of all NASDAQ-listed companies having the three digit standard industry classification code 284, which relates to perfumes, cosmetics and toilet preparations products. The graph assumes that the value of the investment in the Company's Common Stock and each Index was 100 at August 31, 1992 and that all dividends were reinvested.

                                   [ GRAPH ]



CRSP Total Returns index for:              08/31/92     08/31/93      08/31/94       08/31/95       08/30/96      08/30/97
-----------------------------              --------     --------      --------       --------       --------      --------
TRISTAR CORPORATION                          100.0         80.0          57.2           80.0          105.4         150.9

Nasdaq Stock market (US Companies)           100.0        131.9         137.3          184.9          208.5         290.9

NASDAQ Stocks
   (SIC 2840-2849 US + Foreign)              100.0         94.6         106.4          142.2          210.0         175.5
Soap, Detergents, and Cleaning
   Preparations:  Perfumes, Cosmetics


NOTES:
         A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
         B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
         C. If the monthly internal, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
         D.       The index level for all zones was set to $100.0 on 08/31/92.

         The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act, as amended, or to the liabilities of Section 18 under the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during fiscal 1997 and Forms 5 and amendments thereto furnished to the Company with respect to fiscal 1997, the Company believes that its officers, directors and holders of more than 10% of the Company's Common Stock complied with Section 16(a) filing requirements except for the following: Peter Liman filed one Form 4 late, which represented one transaction, and B. J. Harid failed to file a Form 3.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         As previously disclosed, a federal grand jury in Greenville, South Carolina had been examining the events relating to the previously undisclosed ownership interest of the Core Sheth Families and other issues. In March 1994, the Company entered into an agreement with federal authorities pursuant to which the Company was not prosecuted in connection with the matters under investigation by the grand jury.


         The Company and the Core Sheth Families, which holds beneficial ownership of 80.4% of the Company's Common Stock, principally through its ownership of Transvit and Starion B.V.I., actively cooperated with the federal inquiry. The Company's agreement with the federal authorities is contingent upon continued cooperation by the Company and companies affiliated with the Core Sheth Families.


         Under the terms of the agreement, the Company's President, Viren S. Sheth, pled guilty to a technical infraction in connection with causing the disclosure violation. Jay J. Sheth, a Director of the Company and the managing Director of Starion U.K., which is owned by the Core Sheth Families, pled guilty to a technical infraction in connection with causing the disclosure violation. The agreement with federal authorities acknowledges that these individuals were unaware of the legal requirement that was violated. These infractions are the lowest possible level of federal charge, and do not subject them to any term of incarceration.

         Starion B.V.I., an entity owned by the Core Sheth Families that holds beneficial ownership of 27.7% of the Company's Common Stock, pled guilty to a felony in connection with the failure to disclose its ownership interest.

         In November 1994, Starion B.V.I. was sentenced to five years of probation and required to pay to the U.S. Government $5.5 million in lieu of a forfeiture of 2,013,174 of its holdings of shares of Common Stock of the Company. Starion B.V.I. has made payments of $4.1 million to the Government on a non-interest bearing promissory note. The balance of the promissory note is to be paid according to the following schedule: (a) $700,000 by November 22, 1998; and (b) $700,000 by November 22, 1999. The promissory note also required Starion B.V.I. to place in escrow one million shares of Common Stock to secure these remaining payments, 400,000 shares of which remain in escrow. Starion B.V.I. retains all rights to vote and dispose of the shares placed in escrow and the right to receive dividends on those shares.


         In November 1994, Viren S. Sheth was sentenced to one year of probation. The sentence imposed was based on an infraction for violating (without knowledge thereof) 17 C.F.R. ss. 240.13d-1 and 15 U.S.C. ss. 78ff by aiding, abetting and causing the Core Sheth Families' failure to disclose, prior to September 1992, its ownership of more than 5% of the outstanding Common Stock of the Company.


         In November 1994, Jay J. Sheth was sentenced to one year of probation. The sentence imposed was based on an infraction for violating (without knowledge thereof) 17 C.F.R. ss. 240.13d-1 and 15 U.S.C. ss. 78ff by aiding, abetting and causing the Core Sheth Families' failure to disclose, prior to September 1992, its ownership of more than 5% of the outstanding Common Stock of the Company.

         The United States Attorney's information charging Viren S. Sheth and Jay J. Sheth with these violations expressly alleged that they did not have knowledge of either of these regulations. The court imposed the following conditions of probation: (1) complying with all federal and state securities laws; and (2) directing and insuring that Starion B.V.I. make all required forfeiture payments under the promissory note and plea agreement.

         The sentencing concluded all outstanding criminal proceedings with respect to the above named persons.

         In June 1992, the Company, Jay J. Sheth, Viren S. Sheth, Starion B.V.I. and other Core Sheth Family affiliates, were advised that they were the subject of an investigation by the staff of the Commission regarding the non-disclosure of the share holdings of the Core Sheth Families, as well as potential accounting irregularities and other matters. In September 1995, the Company, Jay
J. Sheth, Viren S. Sheth and other Core Sheth Family affiliates, without admitting or denying the allegations of the Commission, consented to the entry of an administrative order agreeing to cease and desist from future violations of the federal securities laws.


         Except for the matters discussed above, none of the Company's directors, nominees, officers or affiliates, nor any beneficial owner of more than 5% of the Company's Common or Preferred Stock, nor any associate of any such directors, nominees, officers, affiliates or 5% stockholders, is a party adverse to the Company or has a material interest adverse to the Company in any material legal proceeding.


FREITAS AND KENNER


         In October 1994, a suit was filed in Florida state court against the Company and two of its directors by Ross Freitas, Carolyn Kenner, Rose Freitas and Melissa Freitas. The complaint alleged causes of action by two plaintiffs for libel and seeks indemnification of legal costs allegedly incurred by those plaintiffs in suits and proceedings arising from the facts which were the subject of the investigation conducted by the Special Committee of the Board of Directors in 1992. The complaint also alleged, on behalf of all four plaintiffs, that the Company's disclosures relating to the Core Sheth Families' holding of Company stock and other matters were fraudulent or negligently misrepresented. In April 1995, the court dismissed the complaint without prejudice, in part due to the plaintiffs' failure to state a claim for relief. In May 1995 the plaintiffs refiled the complaint, asserting many of the same claims and in June 1996, amended their complaint yet again, naming only the Company and one of the its directors as defendants. The Company intends to dispute these allegations vigorously and believes that ultimate disposition of the case will not have a material adverse effect on its business, financial condition or results of operations.


CORE SHETH FAMILIES


         At August 30, 1997, a majority of the Company's Common Stock (80.4%), continued to be controlled by the Core Sheth Families, principally through its ownership and control of Transvit, Nevell and Starion B.V.I.


TRANSACTIONS WITH CORE SHETH FAMILIES' AFFILIATES


         During fiscal 1997 the Company purchased approximately $6,503,000 of finished goods and fragrance product components from the Core Sheth Families' affiliates. At August 30, 1997, the Company had outstanding payables to the Core Sheth Families' affiliates in the amount of $4,910,000.


         During fiscal 1997 the Company sold products to the Core Sheth Families' affiliates in the amount of $3,866,000. At August 30, 1997, the Company had a receivable outstanding from the Core Sheth Families' affiliates of $2,267,000.

DIRECTOR FEES


         For fiscal 1997 the Company incurred approximately $244,729 in fees to current directors, Richard P. Rifenburgh, Robert R. Sparacino and Aaron Zutler. These fees were paid directly to the directors, with the exception of $76,881 which was paid to Dr. Sparacino through his company, Sparacino Associates, Inc. These fees relate to the participation of Messrs. Rifenburgh and Zutler and Dr. Sparacino in meetings of the Company's Board and committees. As of August 30, 1997, $30,000 of these fees had not yet been paid.


FINANCING OF SETTLEMENT AGREEMENT

         The Company is currently indebted to the Core Sheth Families in the amount of $4.5 million in the form of subordinated long-term debt. The proceeds of such debt was utilized by the Company in the settlement of the previously disclosed (December 1993) stockholder class action litigation.

         The loans from the Core Sheth Families mature in ten years, with interest payable annually and principal payable 20% at the end of year eight, 20% at the end of year nine and the remaining 60% at the end of year ten. These loans bear interest at 6.36% to 8.23% per annum and are subordinated to indebtedness of the Company owed to its senior lenders.


         Pursuant to an agreement entered into in connection with the settlement agreement, the Core Sheth Families was granted warrants for the right to purchase up to 2,000,000 shares of the Company's Common Stock within ten years of the date of issuance. The initial per share price of the Common Stock under the warrants is $5.34 and it increases by 10% per year after year seven.

         The Company also extended until August 31, 2003, the exercise date of previously issued Common Stock warrants held by an affiliate of the Core Sheth Families to purchase 400,000 shares of the Company's Common Stock.

         In 1993, Transvit, a Core Sheth Families' affiliate, entered into a lending arrangement with Eurostar, (now merged into the Company) whereby Eurostar could borrow up to $9 million at an interest rate of 4.5 percent per annum. Effective December 11, 1996, the outstanding debt of $4.7 million was exchanged for 666,529 shares of the Company's Series A Convertible Preferred Stock ($0.05 par value). Such stock carries a preferred distribution in the event of liquidation of $7.00 per share with a cumulative dividend of $0.315 per share, convertible at $7.00 per share into the Company's Common Stock. The conversion price approximated the closing bid price of the Company's common Stock as reported by NASDAQ on the date of this transaction. The Company can redeem the shares of Series A Convertible Preferred Stock at any time for $7.00 per share, plus all accrued and unpaid dividends. At August 30, 1997, cumulative dividends in arrears on the Series A Convertible Preferred Stock approximated $134,000.

         In a subsequent transaction effective February 21, 1997, Nevell, a Core Sheth Families affiliate and the holder of a subordinated long-term promissory note in the principal amount of $4,000,000, converted $3,500,000 of such note into 120,690 shares of the Company's Series B Convertible Preferred Stock. The Series B Convertible Preferred Stock has cumulative preferred dividends of $2.03 per share and a preferred liquidation distribution of $29.00 per share plus accrued and unpaid dividends. Each share of the Series B Preferred Stock is convertible, at the option of Nevell, into four shares of the Company's Common Stock. The Company can redeem the shares of Series B Convertible Preferred Stock at any time for $29.00 per share, plus all accrued and unpaid dividends. At August 31, 1997, cumulative dividends in arrears on the Series B Convertible Preferred Stock approximated $122,000.

         On February 21, 1997, the closing bid of the Company's Common Stock as reported by NASDAQ was $9 11/32. At that date, the Series B Convertible Preferred Stock carried a beneficial conversion feature of $2 3/32, the difference between the conversion price and the closing bid price. The value of the beneficial conversion feature has been reflected in the financial statements of the Company in a manner similar to that for a dividend to the preferred shareholder. Accordingly, the Company has recorded a charge to retained earnings and an increase in the value of the Series B Convertible Preferred Stock in the amount of $1,011,000. Additionally, as a result of the conversion, the Company wrote off $270,000 of warrant valuation costs attributable to the converted debt. This charge has also been recorded to retained earnings in a manner consistent with that for the beneficial conversion feature described above.

LOANS MADE TO JOSEPH DEKAMA

         During fiscal 1996, the Company loaned Joseph DeKama, who was at that time Senior Vice President of Sales, an aggregate amount of $145,000, of which $45,000 was evidenced in a promissory note executed jointly by Mr. DeKama and Northside Development, a sole proprietorship owned by Mr. DeKama, on October 1, 1996. In a promissory note dated October 15, 1996, executed solely by Mr. DeKama, the Company loaned him an additional $100,000. The interest rate on both of the above described notes is 12.5% per annum, subject to change as the Company's borrowing rate changes. Mr. DeKama resigned from his office with the Company in February 1997 and served as an independent sales representative of the Company until July 1997. As of December 19, 1997, the total amount of outstanding indebtedness by Mr. DeKama to the Company, including accrued interest, is approximately $114,000. Additionally, the Company has advanced commissions to Mr. DeKama in the approximate amount of $51,500.

                        PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposals of holders of Common Stock intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1999 must be received by the Company, addressed to Robert M. Viola, at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas 78216, no later than September 5, 1998, to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.


                                  OTHER MATTERS

         Management of the Company does not know of any matters to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and described herein. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.


                         INSTRUCTIONS FOR SIGNING PROXY

         The signature on the proxy should correspond with the name appearing on the proxy. If a stockholder is a corporation or partnership, give the full company name as appearing on the proxy and have it signed by a duly authorized officer or partner, showing the officer's or partner's title. Where stock stands in more than one name, all holders of record should sign. When signing as executor, administrator, trustee or guardian, please provide the appropriate title.

         All stockholders are urged to mark, sign and promptly return the enclosed proxy card.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   PHILLIP M. RENFRO
                                   SECRETARY


DATED:  JANUARY 14, 1998

                                                                       EXHIBIT A
                               TRISTAR CORPORATION

                            LONG-TERM INCENTIVE PLAN


         ARTICLE I:  GENERAL

         SECTION 1.1 PURPOSE OF THE PLAN. The Long Term Incentive Plan (the "Plan") of Tristar Corporation (the "Company") is intended to advance the best interests of the Company, its subsidiaries and its shareholders in order to attract, retain and motivate employees by providing them with additional incentives through (i) the grant of options ("Options") to purchase shares of Common Stock, par value $.01 per share, of the Company ("Common Stock"), (ii) the grant of stock appreciation rights ("Stock Appreciation Rights"), (iii) the award of shares of restricted Common Stock ("Restricted Stock") and (iv) the award of units payable in cash or shares of Common Stock based on performance ("Performance Awards"), thereby increasing the personal stake of such employees in the continued success and growth of the Company.

         SECTION 1.2 ADMINISTRATION OF THE PLAN. (a) The Plan shall be administered by the Compensation Committee or other designated committee (the "Committee") of the Board of Directors of the Company (the "Board of Directors") which shall consist of at least two Outside Directors. The Committee shall have authority to interpret conclusively the provisions of the Plan, to adopt such rules and regulations for carrying out the Plan as it may deem advisable, to decide conclusively all questions of fact arising in the application of the Plan, to establish performance criteria in respect of Awards (as defined herein) under the Plan, to certify that Plan requirements have been met for any participant in the Plan, to submit such matters as it may deem advisable to the Company's shareholders for their approval, and to make all other determinations and take all other actions necessary or desirable for the administration of the Plan. The Committee is expressly authorized to adopt rules and regulations limiting or eliminating its discretion in respect of certain matters as it may deem advisable to comply with or obtain preferential treatment under any applicable tax or other law rule, or regulation. All decisions and acts of the Committee shall be final and binding upon all affected Plan participants.

         For purposes of this Plan, "Outside Director" shall mean a non-employee director of the Company who is "disinterested" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) The Committee shall designate the eligible employees, if any, to be granted Awards and the type and amount of such Awards and the time when Awards will be granted. All Awards granted under the Plan shall be on the terms and subject to the conditions determined by the Committee consistent with the Plan.

         SECTION 1.3 ELIGIBLE PARTICIPANTS. Employees, including officers, of the Company and its subsidiaries (all such subsidiaries being referred to as "Subsidiaries") shall be eligible for Awards under the Plan.

         SECTION 1.4 AWARDS UNDER THE PLAN. Awards to employees may be in the form of (i) Options, (ii) Stock Appreciation Rights, which may be issued independent of or in tandem with Options, (iii) shares of Restricted Stock, (iv) Performance Awards, or (v) any combination of the foregoing (collectively, "Awards").

         SECTION 1.5 SHARES SUBJECT TO THE PLAN. Initially, the aggregate number of shares of Common Stock that may be issued under the Plan shall be 1,000,000. Shares distributed pursuant to the Plan may consist of authorized but unissued shares or treasury shares of the Company, as shall be determined from time to time by the Board of Directors.

         If any Award under the Plan shall expire, terminate or be canceled (including cancellation upon an Option holder's exercise of a related Stock Appreciation Right) for any reason without having been exercised in full, or if any Award shall be forfeited to the Company, the unexercised or forfeited Award shall not count against the above limits and shall again become available for Awards under the Plan (unless the holder of such Award received dividends or other economic benefits with respect to such Award, which dividends or other economic benefits are not forfeited, in which case the Award shall count against the above limits). Shares of Common Stock equal in number to the shares surrendered in payment of the option price, and shares of Common Stock which are withheld in order to satisfy Federal, state or local tax liability, shall count against the above limits. Only the number of shares of Common Stock actually issued upon exercise of a Stock Appreciation Right shall count against the above limits, and any shares which were estimated to be used for such purposes and were not in fact so used shall again become available for Awards under the Plan. Cash exercises of Stock Appreciation Rights and cash settlement of other Awards will not count against the above limits.

         The aggregate number of shares of Common Stock subject to Options or Stock Appreciation Rights that may be granted to any one participant in any one year under the Plan shall be 200,000. The aggregate number of shares of Common Stock that may be granted to any one participant in any one year in respect of Restricted Stock shall be 200,000. The aggregate number of shares of Common Stock that may be received by any one participant in any one year in respect of a Performance Award shall be 200,000 and the aggregate amount of cash that may be received by any one participant in any one year in respect to a Performance Award shall be $500,000.

         The total number of Awards (or portions thereof) settled in cash under the Plan, based on the number of shares covered by such Awards (e.g., 100 shares for a Stock Appreciation Right with respect to 100 shares), shall not exceed a number equal to (i) the number of shares initially available for issuance under the Plan plus (ii) the number of shares that have become available for issuance under the Plan pursuant to the first paragraph of this Section 1.5.

         The aggregate number of shares of Common Stock that are available under the Plan for Options granted in accordance with Section 2.4(i) ("ISOs") is 1,000,000, subject to adjustments as provided in Section 5.2 of the Plan.

         SECTION 1.6 OTHER COMPENSATION PROGRAMS. Nothing contained in the Plan shall be construed to preempt or limit the authority of the Board of Directors to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Board of Directors (i) to grant incentive awards for proper corporate purposes otherwise than under the Plan to any employee, officer, director or other person or entity or (ii) to grant incentive awards to, or assume incentive awards of, any person or entity in connection with the acquisition (whether by purchase, lease, merger, consolidation or otherwise) of the business or assets (in whole or in part) of any person or entity.


ARTICLE II:  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

         SECTION 2.1 TERMS AND CONDITIONS OF OPTIONS. Subject to the following provisions, all Options granted under the Plan to employees of the Company and its Subsidiaries shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

         (a) Option Price. The option price per share shall be determined by the Committee, except that in the case of an Option granted in accordance with
Section 2.4(i) the option price per share shall not be less than the fair market value of a share of Common Stock (as determined by the Committee) on the date the Option is granted (other than in the case of substitute or assumed Options to the extent required to qualify such Options for preferential tax treatment under the Code as in effect at the time of such grant).

         (b) Term of Option. The term of an Option shall be determined by the Committee, except that in the case of an ISO the term of the Option shall not exceed ten years from the date of grant, and, notwithstanding any other provision of this Plan, no Option shall be exercised after the expiration of its term.

         (c) Exercise of Options. Options shall be exercisable at such time or times and subject to such terms and conditions as the Committee shall specify in the Option grant. Unless the Option grant specifies otherwise, the Committee shall have discretion at any time to accelerate such time or times and otherwise waive or amend any conditions in respect of all or any portion of the Options held by any optionee. An Option may be exercised in accordance with its terms as to any or all shares purchasable thereunder.

         (d) Payment for Shares. The Committee may authorize payment for shares as to which an Option is exercised to be made in cash, shares of Common Stock, a combination thereof, by "cashless exercise" or in such other manner as the Committee in its discretion may provide.

         (e) Shareholder Rights. The holder of an Option shall, as such, have none of the rights of a shareholder.

         (f) Termination of Employment. The Committee shall have discretion to specify in the Option grant, or, with the consent of the optionee, an amendment thereof, provisions with respect to the period, not extending beyond the term of the Option, during which the Option may be exercised following the optionee's termination of employment.

         SECTION 2.2 STOCK APPRECIATION RIGHTS IN TANDEM WITH OPTIONS. (a) The Committee may, either at the time of grant of an Option or at any time during the term of the Option, grant Stock Appreciation Rights ("Tandem SARs") with respect to all or any portion of the shares of Common Stock covered by such Option. A Tandem SAR may be exercised at any time the Option to which it relates is then exercisable, but only to the extent the Option to which it relates is exercisable, and shall be subject to the conditions applicable to such Option. When a Tandem SAR is exercised, the Option to which it relates shall cease to be exercisable to the extent of the number of shares with respect to which the Tandem SAR is exercised. Similarly, when an Option is exercised, the Tandem SARs relating to the shares covered by such Option exercise shall terminate. Any Tandem SAR which is outstanding on the last day of the term of the related Option (as determined pursuant to Section 2.1(b)) shall be automatically exercised on such date for cash without any action by the optionee.

         (b) Upon exercise of a Tandem SAR, the holder shall receive, for each share with respect to which the Tandem SAR is exercised, an amount (the "Appreciation") equal to the difference between the option price per share of the Option to which the Tandem SAR relates and the fair market value (as determined by the Committee) of a share of Common Stock on the date of exercise of the Tandem SAR. The Appreciation shall be payable in cash, Common Stock, or a combination of both, at the option of the Committee, and shall be paid within 30 days of the exercise of the Tandem SAR.

         SECTION 2.3 STOCK APPRECIATION RIGHTS INDEPENDENT OF OPTIONS. Subject to the following provisions, all Stock Appreciation Rights granted independent of Options ("Independent SARs") under the Plan to employees of the Company and its Subsidiaries shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

         (a) Exercise Price. The exercise price per share shall be determined by the Committee on the date the Independent SAR is granted.

         (b) Term of Independent SAR. The term of an Independent SAR shall be determined by the Committee, and, notwithstanding any other provision of this Plan, no Independent SAR shall be exercised after the expiration of its term.

         (c) Exercise of Independent SARs. Independent SARs shall be exercisable at such time or times and subject to such terms and conditions as the Committee shall specify in the Independent SAR grant. Unless the Independent SAR grant specifies otherwise, the Committee shall have discretion at any time to accelerate such time or times and otherwise waive or amend any conditions in respect of all or any portion of the Independent SARs held by any participant. Upon exercise of an Independent SAR, the holder shall receive, for each share specified in the Independent SAR grant, an amount (the "Appreciation") equal to the difference between the exercise price per share specified in the Independent SAR grant and the fair market value (as determined by the Committee) of a share of Common Stock on the date of exercise of the Independent SAR. The Appreciation shall be payable in cash, Common Stock, or a combination of both, at the option of the Committee, and shall be paid within 30 days of the exercise of the Independent SAR.

         (d) Shareholder Rights. The holder of an Independent SAR shall, as such, have none of the rights of a shareholder.

         (e) Termination of Employment. The Committee shall have discretion to specify in the Independent SAR grant, or, with the consent of the holder, an amendment thereof, provisions with respect to the period, not extending beyond the term of the Independent SAR, during which the Independent SAR may be exercised following the holder's termination of employment.

         SECTION 2.4 STATUTORY OPTIONS. Subject to the limitations on Option terms set forth in Section 2.1, the Committee shall have the authority to grant
(i) ISOs within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) Options containing such terms and conditions as shall be required to qualify such Options for preferential tax treatment under the Code as in effect at the time of such grant, including, if then applicable, limits with respect to minimum exercise price, duration and amounts and special limitations applicable to any individual who, at the time the Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any affiliate. Options granted pursuant to this Section 2.4 may contain such other terms and conditions permitted by Article II of this Plan as the Committee, in its discretion, may from time to time determine (including, without limitation, provision for Stock Appreciation Rights), to the extent that such terms and conditions do not cause the Options to lose their preferential tax treatment. If an Option intended to be an ISO ceases or is otherwise not eligible to be an ISO, such Option (or portion thereof necessary to maintain the status of the remaining portion of the Option as an ISO) shall remain valid but be treated as an Option other than an ISO.


ARTICLE III:  RESTRICTED STOCK

         SECTION 3.1 TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS. Subject to the following provisions, all Awards of Restricted Stock under the Plan to employees of the Company and its Subsidiaries shall be in such form and shall have such terms and conditions as the Committee, in its discretion, may from time to time determine consistent with the Plan.

         (a) Restricted Stock Award. The Restricted Stock Award shall specify the number of shares of Restricted Stock to be awarded, the price, if any, to be paid by the recipient of the Restricted Stock, and the date or dates on which the Restricted Stock will vest. The vesting and number of shares of Restricted Stock may be conditioned upon the completion of a specified period of service with the Company or its Subsidiaries, upon the attainment of specified performance objectives, or upon such other criteria as the Committee may determine in accordance with the provisions hereof. Performance objectives will be based on increases in share prices, operating income, net income or cash flow thresholds, sales results, return on common equity or any combination of the foregoing.

         (b) Restrictions on Transfer. Stock certificates representing the Restricted Stock granted to an employee shall be registered in the employee's name. Such certificates shall either be held by the Company on behalf of the employee, or delivered to the employee bearing a legend to restrict transfer of the certificate until the Restricted Stock has vested, as determined by the Committee. The Committee shall determine whether the employee shall have the right to vote and/or receive dividends on the Restricted Stock before it has vested. No share of Restricted Stock may be sold, transferred, assigned, or pledged by the employee until such share has vested in accordance with the terms of the Restricted Stock Award. Unless the grant of a Restricted Stock Award specifies otherwise, in the event of an employee's termination of employment before all the employee's Restricted Stock has vested, or in the event other conditions to the vesting of Restricted Stock have not been satisfied prior to any deadline for the satisfaction of such conditions set forth in the Award, the shares of Restricted Stock that have not vested shall be forfeited and any purchase price paid by the employee shall be returned to the employee. At the time Restricted Stock vests (and, if the employee has been issued legended certificates of Restricted Stock, upon the return of such certificates to the Company), a certificate for such vested shares shall be delivered to the employee or the employee's estate, free of all restrictions.

         (c) Accelerated Vesting. Notwithstanding the vesting conditions set forth in the Restricted Stock Award, unless the Restricted Stock grant specifies otherwise, the Committee may in its discretion at any time accelerate the vesting of Restricted Stock or otherwise waive or amend any conditions of a grant of Restricted Stock.


ARTICLE IV:  PERFORMANCE AWARDS

         Section 4.1 Terms and Conditions of Performance Awards. The Committee shall be authorized to grant Performance Awards, which are payable in stock, cash or a combination thereof, at the discretion of the Committee.

         (a) Performance Period. The Committee shall establish with respect to each Performance Award a performance period over which the performance goal of such Performance Award shall be measured. The performance period for a Performance Award shall be established prior to the time such Performance Award is granted and may overlap with performance periods relating to other Performance Awards granted hereunder to the same employee.

         (b) Performance Objectives. The Committee shall establish a minimum level of acceptable achievement for the holder at the time of each Award. Each Performance Award shall be contingent upon future performances and achievement of objectives described either in terms of Company-wide performance or in terms that are related to performance of the employee or of the division, subsidiary, department or function within the Company in which the employee is employed. The

Committee shall have the authority to establish the specific performance objectives and measures applicable to such objectives. Such objectives, however, shall be based on increases in share prices, operating income, net income or cash flow thresholds, sales results, return on common equity or any combination of the foregoing.

         (c) Size, Frequency and Vesting. The Committee shall have the authority to determine at the time of the Award the maximum value of a Performance Award, the frequency of Awards and the date or dates when Awards vest.

         (d) Payment. Following the end of each performance period, the holder of each Performance Award will be entitled to receive payment of an amount, not exceeding the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Committee. If at the end of the performance period the specified objectives have been attained, the employee shall be deemed to have fully earned the Performance Award. If the employee exceeds the specified minimum level of acceptable achievement but does not fully attain such objectives, the employee shall be deemed to have partly earned the Performance Award, and shall become entitled to receive a portion of the total Award, as determined by the Committee. If a Performance Award is granted after the start of a performance period, the Award shall be reduced to reflect the portion of the performance period during which the Award was in effect. Unless the Award specifies otherwise, including restrictions in order to satisfy the conditions under Section 162(m) of the Code, the Committee may adjust the payment of Awards or the performance objectives if events occur or circumstances arise which would cause a particular payment or set of performance objectives to be inappropriate, as determined by the Committee.

         (e) Termination of Employment. A recipient of a Performance Award who, by reason of death, disability or retirement, terminates employment before the end of the applicable performance period shall be entitled to receive, to the extent earned, a portion of the Award which is proportional to the portion of the performance period during which the employee was employed. A recipient of a Performance Award who terminates employment for any other reason shall not be entitled to any part of the Award unless the Committee determines otherwise; however, the Committee may in no event pay the employee more than that portion of the Award which is proportional to his or her period of actual service.

         (f) Accelerated Vesting. Notwithstanding the vesting conditions set forth in a Performance Award, unless the Award specifies otherwise, the Committee may in its discretion at any time accelerate vesting of the Award or otherwise waive or amend any conditions (including but not limited to performance objectives) in respect of a Performance Award.

         (g) Shareholder Rights. The holder of a Performance Award shall, as such, have none of the rights of a shareholder.


ARTICLE V:  ADDITIONAL PROVISIONS

         SECTION 5.1 GENERAL RESTRICTIONS. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or Federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an Award with respect to the disposition of shares of Common Stock, is necessary or desirable (in connection with any requirement or interpretation of any Federal or state securities law, rule or regulation) as a condition of, or in connection with, the granting of such Award or the issuance, purchase or delivery of shares of Common Stock thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

         SECTION 5.2 ADJUSTMENTS FOR CHANGES IN CAPITALIZATION. In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares, mergers, consolidation, liquidations, split-ups, split-offs, spin-offs, or other similar changes in capitalization, or any distribution to shareholders, including a rights offering, other than regular cash dividends, changes in the outstanding stock of the Company by reason of any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any similar capital adjustment or the payment of any stock dividend, any share repurchase at a price in excess of the market price of the Common Stock at the time such repurchase is announced or other increase or decrease in the number of such shares, the Committee shall make appropriate adjustment in the number and kind of shares authorized by the Plan (including shares available for ISOs), in the number, price or kind of shares covered by the Awards and in any outstanding Awards under the Plan; provided, however, that no such adjustment shall increase the aggregate value of any outstanding Award.

         In the event of any adjustment in the number of shares covered by any Award, any fractional shares resulting from such adjustment shall be disregarded and each such Award shall cover only the number of full shares resulting from such adjustment.

         Section 5.3 Amendments. (a) The Board of Directors may at any time and from time to time and in any respect amend or modify the Plan.

         (b) The Committee shall have the authority to amend any Award to include any provision which, at the time of such amendment, is authorized under the terms of the Plan; however, no outstanding Award may be revoked or altered in a manner unfavorable to the holder without the written consent of the holder.

         SECTION 5.4 CANCELLATION OF AWARDS. Any Award granted under the Plan may be canceled at any time with the consent of the holder and a new Award may be granted to such holder in lieu thereof, which Award may, in the discretion of the Committee, be on more favorable terms and conditions than the canceled Award.

         SECTION 5.5 WITHHOLDING. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the holder to pay an amount in cash or to retain or sell without notice, or demand surrender of, shares of Common Stock in value sufficient to satisfy any Federal, state or local withholding tax liability ("Withholding Tax") prior to the delivery of any certificate for such shares (or remainder of shares if Common Stock is retained to satisfy such tax liability). Whenever under the Plan payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.

         Whenever Common Stock is so retained or surrendered to satisfy Withholding Tax, the value of shares of Common Stock so retained or surrendered shall be determined by the Committee, and the value of shares of Common Stock so sold shall be the net proceeds (after deduction of commissions) received by the Company from such sale, as determined by the Committee.

         SECTION 5.6 NON-ASSIGNABILITY. Except as expressly provided in the Plan, no Award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution. During the life of the holder, Awards under the Plan shall be exercisable only by such holder or by the guardian or legal representative of such holder.

         SECTION 5.7 NON-UNIFORM DETERMINATIONS. Determinations by the Committee under the Plan (including, without limitation, determinations of the persons to receive Awards; the form, amount and timing of such Awards; the terms and provisions of such Awards and the agreements evidencing same; and provisions with respect to termination of employment) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

         SECTION 5.8 NO GUARANTEE OF EMPLOYMENT. The grant of an Award under the Plan shall not constitute an assurance of continued employment for any period or any obligation of the Board of Directors to nominate any director for reelection by the Company's shareholders.

         SECTION 5.9 DURATION AND TERMINATION. (a) The Plan shall be of unlimited duration. Notwithstanding the foregoing, no ISO (within the meaning of Section 422 of the Code) shall be granted under the Plan ten (10) years after the effective date of the Plan, but Awards granted prior to such date may extend beyond such date, and the terms of this Plan shall continue to apply to all Awards granted hereunder.

         (b) The Board of Directors may suspend, discontinue or terminate the Plan at any time. Such action shall not impair any of the rights of any holder of any Award outstanding on the date of the Plan's suspension, discontinuance or termination without the holder's written consent.

         SECTION 5.10 EFFECTIVE DATE. The Plan shall be effective as of April 25, 1997, subject to approval of the Company's stockholders. This Plan and all Awards granted under this Plan prior to shareholder approval, shall be void and of no further force and effect unless this Plan shall have been approved by the requisite vote of the shareholders entitled to vote at a meeting of the shareholders held prior to April 24, 1998.

                              TRISTAR CORPORATION

           PROXY -- ANNUAL MEETING OF STOCKHOLDERS --FEBRUARY 12, 1998
 P         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
 R
 O         Please mark, sign, date and return in the enclosed envelope.
 X
 Y             The undersigned stockholder of TRISTAR CORPORATION (the
           "Company") hereby appoints Viren S. Sheth and Robert M. Viola, or either of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on February 12, 1998, at 10:00 a.m., Central Standard Time, at the Company's corporate office at 12500 San
           Pedro Avenue, Suite 500, San Antonio, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:


(1)      ELECTION OF DIRECTORS

         [ ] FOR all nominees listed below (except as marked below)    [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

         Robert R. Sparacino               Richard P. Rifenburgh             Aaron Zutler
         Jay J. Sheth                      Viren S. Sheth                    B. J. Harid

INSTRUCTIONS:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, DRAW A LINE THROUGH OR STRIKE OUT THAT NOMINEE'S NAME AS
SET FORTH ABOVE.

(2)      PROPOSAL TO APPROVE THE COMPANY'S 1997 LONG TERM INCENTIVE PLAN.

                 FOR  [ ]                  AGAINST  [ ]                      ABSTAIN  [ ]

(3)      PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR
         ENDING AUGUST 29, 1998

                 FOR  [ ]                  AGAINST  [ ]                      ABSTAIN  [ ]

(4)      TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF; all as more particularly described in the Proxy Statement dated January  6, 1998, relating to such meeting, receipt of which is hereby acknowledged.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

                                  Date:
                                       -----------------------------------------

                                  ----------------------------------------------
                                                Signature

                                  ----------------------------------------------
                                                Signature if held jointly

                                  Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon.

                                  PLEASE MARK, SIGN, DATE AND RETURN IN THE
                                  ENCLOSED ENVELOPE